UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – AUGUST 10, 2011

3POWER ENERGY GROUP INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-103647	98-0393197
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

011 44 203 318 2995
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Toby Durrant as Chief Executive Officer and Chief Financial Officer

Effective as of August 10, 2011, Mr. Toby Durrant has been appointed as the Chief Executive Officer and Chief Financial Officer of 3Power Energy Group Inc. (the “Company”).

Mr. Durrant has served as the Company’s Chief Investment Officer since January 26, 2011and has served as a member of the Company’s Board of Directors since April 14, 2011.  Mr. Durrant is the founder and managing director of Liberton Worldwide Limited, a business consultancy based in the United Kingdom which advises cleantech companies on corporate strategy.  He has served in this position since 2010.  Previously, Mr. Durrant was employed from 2006-2009 by Hichens, Harrison & Co./Religare Capital Markets, a stockbrokerage and corporate advisory business.  He began advising the company on strategy before being made a Managing Director in 2007, where he was responsible for the international development of the business.  In 2008, Mr. Durrant was appointed Chief Executive Officer of Religare Capital Markets, after an acquisition and name change.  Between 2001 and 2006, Mr. Durrant was the co-founder and director of Square Mile Solutions Limited, a consultancy firm based in the City of London which advised and implemented new business strategies for financial institutions.

Mr. Durrant shall receive a base salary of $150,000 per year, plus customary benefits as well as stock options and bonuses based upon (i) the amount of capital Mr. Durrant is able to raise and (ii) certain milestones to be reached, in each case in amounts as to be mutually determined by the Company and Mr. Durrant.   In addition, Mr. Durrant shall be compensated for his services as a director in the amount of $2,000 per month, plus an option grant to purchase 50,000 shares of the Company’s common stock with an exercise price per share equal to the market value of the Company’s common stock per share on the date of such grant.  Mr. Durrant expects to allocate substantially all of his professional time to his service as an officer of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

3POWER ENERGY GROUP INC.

	By:	/s/ Toby Durrant
		Name:	Toby Durrant
		Title:	Chief Executive Officer, Chief Financial Officer and
Chief Investment Officer

Date: August 16, 2011